Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Fourth Quarter and Full Year Calendar 2023

LOS ANGELES, CA – (BUSINESS WIRE) – June 5, 2024 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “City First Broadway”), reported consolidated net earnings of $2.6 million, or $0.31 per diluted share, for the fourth quarter of 2023, compared to consolidated net earnings of $1.5 million, or $0.16 per diluted share (adjusted for the 1-for-8 reverse stock split effective November 1, 2023), for the fourth quarter of 2022.

The increase in net income during the fourth quarter of 2023, compared to the fourth quarter of 2022, was primarily due to the recognition of two grants from the Community Development Financial Institution (“CDFI”) Fund of the U.S. Treasury: $3.7 million from the CDFI’s Equitable Recovery Program and $437 thousand from a Bank Enterprise Award.  In addition, interest income increased by $2.0 million during the fourth quarter of 2023 compared to the fourth quarter of 2022.  These increases were partially offset by an increase in interest expense of $3.9 million and an increase in non-interest expense of $1.1 million during the fourth quarter of 2023, compared to the fourth quarter of 2022.  The increase in non-interest expense was partially attributable to professional fees incurred in connection with an investigation of the Company’s internal controls and processes.

For the year ended December 31, 2023, the Company reported net earnings of $4.5 million, or $0.51 per diluted share, compared to net earnings of $5.6 million, or $0.62 per diluted share (adjusted for the 1-for-8 reverse stock split effective November 1, 2023), for the year ended December 31, 2022.  This decrease was due to a decrease of $3.4 million in net interest income and an increase of $2.4 million in non-interest expense, partially offset by an increase of $4.2 million in non-interest income and a reduction of $0.4 million in income tax expense for the year ended December 31, 2023, compared to the year ended December 31, 2022.

Fourth Quarter and Year End 2023 Highlights:

•	During the fourth quarter of 2023, Broadway generated a profit for the eighth consecutive quarter.
•
Total interest income increased for the eleventh consecutive quarter since the merger of CFBanc Corporation with the Company on April 1, 2021 (the “Merger”).  During the fourth quarter of 2023, interest income increased by $2.0 million, or 18.4%, compared to the fourth quarter of 2022.  For the full calendar year, interest income increased by $11 million, or 30.2%, compared to interest income in 2022.

•	Total net loans receivable increased to $880.5 million at December 31, 2023, representing an increase of 5.4% since September 30, 2023, 14.6% since December 31, 2022, and 50.1% since the Merger.
•	The Company did not have any non-performing loans or assets as of December 31, 2023.
•	Total assets increased to $1.4 billion at December 31, 2023, representing an increase of 11.1% since September 30, 2023, 16.1% since December 31, 2022, and 44.1% since the Merger.

Delay in Filing the Company’s Form 10-K for 2023 and Form 10-Qs:

While preparing the financial statements for the three and nine months ended September 30, 2023, management found that its control over the timely and accurate preparation and review of general ledger account reconciliations was not operating as intended, which caused management to decide that the Company needed to examine its internal controls over financial reporting and related processes before filing its Form 10-Q for the third quarter of 2023.  During this examination, management determined that the Company did not maintain a sufficient complement of personnel with appropriate levels of knowledge, experience, and training in internal control matters to perform assigned responsibilities and have appropriate accountability for the design and operation of internal control over financial reporting.  The lack of sufficient appropriately skilled and trained personnel contributed to a failure to design and implement certain internal controls and consistently operate the Company’s controls.  As previously reported, these circumstances represented material weaknesses in the Company’s control environment.

In response to the material weaknesses that were identified, the Company has hired additional senior personnel with experience and training in finance and accounting who will be responsible for assessing the Company’s risks and designing, implementing, and monitoring a system of internal control over financial reporting to address those risks.  Furthermore, the Company has implemented changes to its controls over general ledger account reconciliations to now require that a separate member of management review every account reconciliation each month, complementing the use of a checklist for account reconciliations and a requirement that all reconciliations be signed by the preparer and a reviewer.  In addition, the Company will request that additional testing be performed on the enhanced controls over general ledger account reconciliations by the service provider that conducts the Company’s internal audits.

Concurrent with the examination of internal controls and processes, the Company engaged an independent third-party to assist with reviewing certain general ledger account reconciliations as of September 30, 2023, to identify the population of any differences needing correction.   As a result of that review, certain previously unrecorded net adjustments pertaining to prior periods were identified.  After the adjustments were evaluated individually and collectively, they were determined to be immaterial to both historical and the current reporting periods.  Accordingly, no amendment to previously filed financial statements was warranted and the total out-of-period adjustments of $8 thousand, net of tax expense, were recorded as an increase to net income for the third quarter of 2023 by reducing non-interest expense in that period.  No additional adjustments were necessary or made to the results for the fourth quarter of 2023.

Broadway filed its Form 10-Q for the third quarter of 2023 and its Form 10-K for 2023 on May 20, 2024 and filed its Form 10-Q for the first quarter of 2024 on May 24, 2024.

Chief Executive Officer, Brian Argrett commented, “Calendar year 2023 presented significant growth, a resilient balance sheet, and the maintenance of strong credit quality across our commercial portfolio.  However, calendar year 2023 also presented a unique set of challenges for the Company, but I believe that we have addressed those challenges successfully and in a manner that has made City First Broadway stronger.”

“Firstly, I wish to address the delay in reporting our financial results.  As discussed above, during the preparation of our quarterly financial statements for the third quarter of 2023, our team identified material weaknesses in internal controls.  We aggressively addressed this problem as we understand the paramount importance of providing accurate financial information for our stockholders, depositors, and other stakeholders.  I am pleased to report that we have strengthened our controls, and our financial and accounting team, and that the net total adjustments identified during a thorough evaluation of our financial records by a third-party firm resulted in an increase in net income of $8 thousand for the third quarter.”

“In addition, during 2023, we continued to see our financial results adversely affected by the eleven rate increases implemented by the Federal Open Market Committee of the Federal Reserve since March 2022.  We remain optimistic about our future, however, and have continued to pursue our strategy of increasing our operational capabilities to support growth and, ultimately, improve profitability.  We believe our investments in infrastructure and personnel will help us create a financial institution with substantially greater capabilities, scale, profit potential, and ability to positively impact the low-to-moderate income communities that we serve.”

“Notwithstanding our optimism, we are cautious in the growth of our loan portfolio and are closely monitoring the economic environment and the performance of our borrowers.  I am pleased to report that we expanded our loan portfolio during the third and fourth quarters of 2023, which has now grown over $296 million, or 50%, since the merger of Broadway and CFBanc Corporation, and almost 37% since the receipt of $150 million in equity capital under the U.S. Treasury’s Emergency Capital Investment Program in June 2022.  This growth has enabled City First Broadway to increase total interest income in each of the past eleven quarters since the merger without sacrificing our commitment to credit quality or our mission.  As was the case at the end of June 2023, the Bank did not have any non-accrual loans or non-performing assets at the end of the third or fourth quarters of 2023, and delinquencies continue to be modest.  Also, we believe that we are being prudent in the management of our securities portfolio as we have steadily shortened the average duration of the portfolio from 4.4 years at the beginning of 2022 to 2.5 years at the end of 2023.”

“On the funding side of our business, we successfully increased deposits during the third and fourth quarters of 2023, reversing a trend of deposit outflows that had occurred since the end of the first quarter of 2022.  In a calendar year that saw net outflows of deposits across the banking industry in the United States, which precipitated the second, third and fourth largest bank failures in the history of the country, we are very pleased to have grown deposits during the third and fourth quarters of 2023 and recovered nearly all of the decline that had occurred during the first half of the year.  The Bank’s percentage of uninsured deposits, which includes deposits from Broadway and other affiliates, was 37% at the end of December 2023, which is significantly below the percentages of uninsured deposits that existed at the failed banks.”

“During the fourth quarter, we repurchased almost 245 thousand shares (after adjustment for the 1-for-8 reverse stock split effective November 1, 2023) of our voting stock from the Federal Deposit Insurance Corporation, which obtained the shares when it was appointed receiver for First Republic Bank upon its closure in the first half of 2023.  The repurchased shares represented just under 4% of the Company’s total voting shares and represented the fifth largest voting position in our equity.  This repurchase eliminates uncertainty regarding the ultimate disposition of those shares and represents another important step in solidifying our long-term base of stockholders that are committed to supporting our mission.”

“Going forward, we remain committed to our mission and objectives of growing wisely and improving our profitability.  Given the state of the financial markets, we feel fortunate and believe that we have the necessary equity capital and liquidity to execute our plans and continue serving the pressing needs of low-to-moderate income communities.”

“Our Board and senior management team remain thankful for the dedication of our employees and the continuing support of our investors, depositors, and partners, which together allow us to serve our communities, customers, and broader stakeholders.”

Net Interest Income

Fourth Quarter of 2023 Compared to Fourth Quarter of 2022

Net interest income before provision for credit losses totaled $7.1 million for the fourth quarter of 2023, representing a decrease of $1.9 million, or 21.0%, over net interest income before loan loss provision of $9.0 million for the fourth quarter of 2022.  The decrease resulted from higher interest expense, primarily due to an increase in the cost of borrowings and deposits.  The net interest margin decreased to 2.40% for the fourth quarter of 2023 from 3.26% for the fourth quarter of 2022, primarily due to an increase in the average cost of funds, which increased to 2.56% for the fourth quarter of 2023 from 0.83% for the fourth quarter of 2022, due to higher rates paid on deposits and borrowings after eleven rate increases by the Federal Open Market Committee of the Federal Reserve (the “FRB”) from March 2022 through December 2023.  The decrease in net interest income before provision for credit losses was partially offset by growth of $84.4 million in average interest-earning assets during the fourth quarter of 2023, compared to the fourth quarter of 2022.  In addition, the overall rate earned on interest-earning assets increased by 38 basis points as the Bank earned higher rates on interest-earning deposits, securities, and the loan portfolio.

Twelve Months of 2023 Compared to the Twelve Months of 2022

Net interest income before provision for credit losses totaled $29.5 million for the year ended December 31, 2023, representing a decrease of $3.4 million, or 10.3%, over net interest income before loan loss provision of $32.9 million for the year ended December 31, 2022.  The decrease resulted from higher interest expense, primarily due to an increase in the cost of borrowings and deposits.  The net interest margin decreased to 2.55% for the twelve months ended December 31, 2023, compared to 3.05% for the twelve months ended December 31, 2022, primarily due to an overall increase of 173 basis points in the average cost of funds, which reflected the higher rates that the Bank paid on deposits and borrowings because of the interest rate increases implemented by the FRB.  The decrease in net interest income before provision for credit losses was partially offset by growth of $79.2 million in average interest-earning assets during the year ended December 31, 2023, compared to the year ended December 31, 2022.  In addition, the overall rate earned on interest-earning assets increased by 72 basis points as the Bank earned higher rates on interest-earning deposits, securities, and the loan portfolio.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended December 31,
	2023			2022
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$13,856	$148	4.27%	$32,500	$211	2.60%
Securities	316,291	2,154	2.72%	329,036	2,180	2.65%
Loans receivable (1)	849,516	10,104	4.76%	740,155	8,129	4.39%
FRB and FHLB stock (2)	12,769	212	6.64%	6,365	141	8.86%
Total interest-earning assets	1,192,432	$12,618	4.23%	1,108,056	$10,661	3.85%
Non-interest-earning assets	88,255			69,174
Total assets	$1,280,687			$1,177,230

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$130,400	$1,310	4.02%	$188,856	$634	1.34%
Savings deposits	58,207	76	0.52%	64,201	14	0.09%
Interest checking and other demand deposits	230,636	103	0.18%	220,867	73	0.13%
Certificate accounts	164,219	1,045	2.55%	153,181	210	0.55%
Total deposits	583,462	2,534	1.74%	627,105	931	0.59%
FHLB advances	189,748	2,296	4.84%	80,742	533	2.64%
Bank Term Funding Program borrowing	3,261	40	4.91%	-	-	-%
Other borrowings	77,072	601	3.12%	70,569	155	0.88%
Total borrowings	270,081	2,937	4.35%	151,311	688	1.82%
Total interest-bearing liabilities	853,543	$5,471	2.56%	778,416	$1,619	0.83%
Non-interest-bearing liabilities	148,805			120,021
Stockholders’ equity	278,339			278,794
Total liabilities and stockholders’ equity	$1,280,687			$1,177,230

Net interest rate spread (3)		$7,147	1.67%		$9,042	3.02%
Net interest rate margin (4)			2.40%			3.26%
Ratio of interest-earning assets to interest-bearing liabilities			139.70%			142.35%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

	For the Year Ended December 31,
	2023			2022
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$14,013	$573	4.09%	$147,482	$1,677	1.14%
Securities	322,764	8,697	2.69%	252,285	5,596	2.22%
Loans receivable (1)	808,850	37,143	4.59%	674,837	28,732	4.26%
FRB and FHLB stock (2)	11,860	815	6.87%	3,732	264	7.07%
Total interest-earning assets	1,157,486	$47,228	4.08%	1,078,336	$36,269	3.36%
Non-interest-earning assets	74,138			65,213
Total assets	$1,231,624			$1,143,549

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$126,831	$4,269	3.37%	$192,835	$1,288	0.67%
Savings deposits	59,928	147	0.25%	66,033	58	0.09%
Interest checking and other demand deposits	236,244	360	0.15%	240,380	220	0.08%
Certificate accounts	154,275	2,736	1.77%	182,050	538	0.30%
Total deposits	577,278	7,512	1.30%	681,298	2,104	0.31%
FHLB advances	177,261	8,331	4.70%	61,593	1,071	1.74%
Bank Term Funding Program borrowing	822	40	4.87%	-	-	-%
Other borrowings	72,465	1,883	2.60%	61,106	234	0.38%
Total borrowings	250,548	10,254	4.09%	122,699	1,305	1.06%
Total interest-bearing liabilities	827,826	$17,766	2.15%	803,997	$3,409	0.42%
Non-interest-bearing liabilities	125,401			115,665
Stockholders’ equity	278,397			223,887
Total liabilities and stockholders’ equity	$1,231,624			$1,143,549

Net interest rate spread (3)		$29,462	1.93%		$32,860	2.94%
Net interest rate margin (4)			2.55%			3.05%
Ratio of interest-earning assets to interest-bearing liabilities			139.82%			134.12%

(1) Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2) FHLB is Federal Home Loan Bank.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Credit Loss Provision

For the fourth quarter of 2023, the Company recorded a provision for credit losses under the Current Expected Credit Loss (“CECL”) methodology of $125 thousand, compared to a loan loss provision under the previously used incurred loss model of $404 thousand for the fourth quarter of 2022.  In addition, the Bank received cash loan loss recoveries of $216 thousand during the fourth quarter of 2023, which offset its loan loss provision requirements.  Loan originations decreased to $49.9 million during the fourth quarter of 2023 compared to $67.9 million during the fourth quarter of 2022.

For the year ended December 31, 2023, the Company recorded a provision for credit losses under the CECL methodology of $933 thousand, compared to a loan loss provision under the previously used incurred loss model of $997 thousand for the year ended December 31, 2022.

The allowance for credit losses (“ACL”) increased to $7.3 million as of December 31, 2023, compared to $4.4 million as of December 31, 2022.  The increase was primarily due to the implementation of the CECL methodology adopted by the Bank effective January 1, 2023, which increased the ACL by $1.8 million.  In addition, the Bank recorded an additional provision for credit losses of $933 thousand for the twelve months ended December 31, 2023, and the Bank received cash loan loss recoveries of $216 thousand during the fourth quarter of 2023.  CECL methodology includes estimates of expected loss rates in the future, whereas the former incurred loss methodology did not.

The Bank had no non-accrual loans at December 31, 2023.  Loan delinquencies less than 30 days decreased to $7.0 million at December 31, 2023, compared to $8.3 million at December 31, 2022.  Loan delinquencies for 30 days or more, but less than 90 days, increased to $780 thousand at December 31, 2023, compared to none at December 31, 2022.  No loans were delinquent for 90 days or more at December 31, 2023 or 2022, and no loan charge-offs were recorded during the three or twelve months ended December 31, 2023 or 2022.  The Bank recorded loan loss recoveries of $216 thousand during the fourth quarter of 2023 and none during the previous quarters of 2023 or during 2022.

Non-interest Income

Non-interest income increased by $4.2 million to $4.5 million during the fourth quarter of 2023, compared to $288 thousand for the fourth quarter of 2022.  During the fourth quarter of 2023 the Company recognized a grant of $3.7 million grant from the CDFI Fund’s Equitable Recovery Program and a Bank Enterprise Award of $437 thousand.

For the year ended December 31, 2023, non-interest income totaled $5.4 million, compared to $1.2 million for the prior year.  The increase of $4.2 million resulted from the two grants received from the CDFI Fund.

Non-interest Expense

Total non-interest expense was $7.7 million for the fourth quarter of 2023, compared to $6.6 million for the fourth quarter of 2022.  The increase in total non-interest expense of $1.1 million was mainly due to increases of $810 thousand in legal and professional fees and $110 thousand in occupancy expenses.  The increase in legal and professional fees was partially attributable to the Company’s examination of internal controls and processes and related review of general ledger account reconciliations discussed above.

For the year ended December 31, 2023, non-interest expense totaled $27.4 million, compared to $24.9 million for the year ended December 31, 2022.  The increase of $2.5 million primarily resulted from increases in compensation and benefits expenses of $1.4 million, professional fees of $368 thousand, occupancy expense of $255 thousand, and supervisory costs of $200 thousand, partially offset by a decrease in information services expense of $156 thousand.

The increase in compensation and benefits expense during 2023, compared to 2022, was primarily attributable to an increase in additional full-time employees that the Bank hired in various production and administrative positions as part of the Company’s efforts to expand its operational capabilities to strategically grow its balance sheet and fulfill the intersecting lending objectives of the Company’s mission and the funding received from the Emergency Capital Investment Program of the United States Department of the Treasury in June 2022.  A portion of the increase in compensation expenses during 2023 pertained to recruiting expenses.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington, D.C. income tax rate of 9.75% to taxable income.  The Company recorded income tax expense of $1.2 million for the fourth quarter of 2023 and $759 thousand for the fourth quarter of 2022.  The effective tax rate was 31.1% for the three-month period ended December 31, 2023, and 33.2% for the comparable period in 2022.

For the year ended December 31, 2023, income tax expense was $2.0 million, compared to income tax expense of $2.4 million for the year ended December 31, 2022.  The decrease in tax expense during 2023 resulted from a decrease in pretax income of $1.6 million over the year ended 2022.  The effective tax rate was 30.4% during the year ended 2023, whereas the effective tax rate for the year ended December 31, 2022 was 29.7%.  The increase in the effective tax rate during 2023 was primarily due to the effect of certain permanent tax differences and discrete items.

Balance Sheet Summary

Total assets increased by $191.1 million during the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily due to growth in net loans of $112.4 million and growth in cash and cash equivalents of $89.1 million, partially offset by a decrease in investment securities available-for-sale of $11.8 million.  The Bank borrowed $100 million from the FRB for one year under the Bank Term Funding Program at a cost of 4.84% on December 27, 2023.  The funds were invested in overnight funds with the FRB at a rate of 5.40%.

Loans held for investment, net of the ACL, increased by $112.4 million to $880.5 million at December 31, 2023, compared to $768.0 million at December 31, 2022.  The increase was primarily due to loan originations of $78.9 million in multi-family loans, $43.2 million in commercial loans and $40.0 million in construction loans, offset in part by loan payoffs and repayments of $47.2 million.

Deposits decreased by $4.3 million to $682.6 million at December 31, 2023 from $686.9 million at December 31, 2022, which consisted of decreases of $27.8 million in liquid deposits (demand, interest checking and money market accounts), $8.0 million in certificates of deposit accounts, $6.4 million in ICS deposits (ICS deposits are the Bank’s money market accounts deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), and $2.3 million in savings deposits.  The decreases in deposits were primarily due to customers who left the Bank for higher interest rates available elsewhere.  These decreases were partially offset by an increase of $40.2 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are similar to Insured Cash Sweep (“ICS”) deposits, but involve certificates of deposit, instead of money market accounts).  As of December 31, 2023, our uninsured deposits, including deposits from affiliates, represented 37% of our total deposits, as compared to 31% as of December 31, 2022.

Total borrowings increased by $191.0 million to $396.8 million at December 31, 2023, from $205.8 million at December 31, 2022, primarily due to a net increase of $81.0 million in advances from the FHLB of Atlanta, as well as the $100 million borrowing from the Bank Term Funding Program.  There was also an increase of $10.0 million in securities sold under agreements to repurchase.

Stockholders’ equity was $281.9 million, or 20.50% of the Company’s total assets, at December 31, 2023, compared to $279.5 million, or 23.60% of the Company’s total assets, at December 31, 2022.  Stockholders’ equity increased primarily due to a decrease in the accumulated other comprehensive loss, net of tax, of $3.9 million and year-to-date net income of $4.5 million.  These increases were partially offset by a net increase in unearned shares in the employee stock ownership plan of $3.2 million and a decrease in additional paid-in capital of $1.6 million due to share repurchases.  Upon adoption of CECL on January 1, 2023, the Company recognized a net decrease in retained earnings of $1.3 million.  Book value per share was $14.65 at December 30, 2023 and $14.11 (adjusted for the 1-for-8 reverse stock split effective November 1, 2023) at December 31, 2022.

About Broadway Financial Corporation

Broadway Financial Corporation operates through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading mission-driven bank that serves low-to-moderate income communities within urban areas in Southern California and the Washington, D.C. market.

About the City First Branded Family

City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within low-to-moderate income neighborhoods.  City First Bank is a Community Development Financial Institution, Minority Depository Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values.  The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offers a robust lending and deposit platform.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Zack Ibrahim, Chief Financial Officer, (202) 243-7100
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements.  The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws, and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of loan losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase allowances for credit losses or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) actions undertaken by both current and potential new competitors; (8) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (9) the effect of changes in economic conditions; (10) the effect of geopolitical uncertainties; (11) the impact of health crises on our future financial condition and operations; (12) the impact of any volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (13) other risks and uncertainties.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2023	December 31, 2022
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$105,195	$16,105
Securities available-for-sale, at fair value	316,950	328,749
Loans receivable held for investment	887,805	772,434
Allowance for credit losses	(7,348)	(4,388)
Loans receivable held for investment, net of allowance	880,457	768,046
Total assets	1,375,404	1,184,293
Deposits	682,635	686,916
Securities sold under agreements to repurchase	73,475	63,471
FHLB advances	209,319	128,344
Bank Term Funding Program borrowing	100,000	-
Notes payable	14,000	14,000
Total stockholders' equity	281,903	279,482

Book value per share	$14.65	$14.11
Equity to total assets	20.50%	23.60%

Asset Quality Ratios:
Non-accrual loans to total loans	0.00%	0.02%
Non-performing assets to total assets	0.00%	0.01%
Allowance for credit losses to total gross loans	0.83%	0.57%
Allowance for credit losses to non-performing loans	N/A	3047.22%

Non-Performing Assets:
Non-accrual loans	$-	$144
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$-	$144

Delinquent loans less than 30 days delinquent	$7,022	$8,253
Delinquent loans 30 to 89 days delinquent	$780	$-
Delinquent loans greater than 90 days delinquent	$-	$-

	Three Months Ended December 31,				Twelve Months Ended December 31,
Selected Operating Data and Ratios:	2023		2022		2023		2022
Interest income	$12,618		$10,661		$47,228		$36,269
Interest expense	5,471		1,619		17,766		3,409
Net interest income	7,147		9,042		29,462		32,860
Credit loss provision	125		404		933		997
Net interest income after loan loss provision	7,022		8,638		28,529		31,863
Non-interest income	4,477		288		5,357		1,195
Non-interest expense	(7,709)		(6,643)		(27,363)		(24,939)
Income before income taxes	3,790		2,283		6,523		8,119
Income tax expense	1,179		759		1,985		2,413
Net income	$2,611		$1,524		$4,538		$5,706

Net income - non-controlling interest	4		19		24		70
Net income Broadway Financial Corporation	$2,607		$1,505		$4,514		$5,636

Earnings per common share-diluted	$0.31		$0.16	(3)	$0.51		$0.62	(3)

Loan originations (1)	$49,870		$67,926		$162,105		$273,419

Net recoveries to average loans	0.10	%(2)	0.00	%(2)	0.03	%(2)	0.00	%(2)
Return on average assets	0.82	%(2)	0.52	%(2)	0.37	%(2)	0.50	%(2)
Return on average equity	3.75	%(2)	2.19	%(2)	1.62	%(2)	2.55	%(2)
Net interest margin	2.40	%(2)	3.26	%(2)	2.55	%(2)	3.05	%(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized
(3)	Adjusted for a 1-for-8 reverse stock split effective November 1, 2023.